Exhibit 10.1

CONFIDENTIAL

TO:	Sonny Pennington

FROM:	Bill Brown

DATE:	April 10, 2006

SUBJECT:	Modification and Extension of February 27, 1998 Employment Agreement and Non-Compete Agreement as amended June 2, 2003

Dear Sonny:

Per our recent discussions, this is to confirm that we have agreed to modify and extend your February 27, 1998 Employment Agreement as amended on June 2, 2003 (Employment Agreement) as follows:

1)	You will continue your employment as President and CEO of Pennington Seed, Inc. through May 31, 2006.

2)	During the period June 1, 2006 through September 30, 2006, you will remain as President and CEO of Pennington Seed, Inc. provided that at least two of the following three persons agree. These persons are Bill Brown, Glenn Novotny, and Sonny Pennington. Should two of the three not agree, then you will immediately enter the “Director of Special Projects” role (see item “3)” below).

3)	Effective October 1, 2006, you will resign as President and CEO of Pennington Seed, Inc. and accept the role of “Director of Special Projects” for Central Garden and Pet – Corporate Division. You will remain in this position until February 28, 2011.

4)	So long as you remain President and CEO of Pennington Seed, Inc. you will remain at your current salary level and be entitled to all current benefits, vacation days, Company vehicle, bonus potential, and stock option potential. These shall be calculated on a “pro rata” basis should you step down prior to September 30, 2006.

5)	When you assume your role of “Director of Special Projects”, your compensation will be reduced to $100,000 per year. You will be expected to work a maximum of 650 hours per year (including travel time and Board Meeting time).

6)	As Director of Special Projects, you will be entitled to participate in Central’s benefit programs (e.g. health insurance, 401K) as an employee. You will be entitled to continued vesting and exercising any existing stock options. You will be reimbursed for reasonable travel and other Company related expenses. You will report to Glenn Novotny.

7)	As Director of Special Projects, you will not be entitled to annual executive bonuses, additional stock option grants, or a Company vehicle.

8)	Should the hours worked as Director of Special Projects exceed 650 hours per year, you will be compensated at the rate of $150 per hour. Excess hours will only be required by mutual agreement.

9)	You will not be required to relocate from Madison, Georgia.

10)	Your two year Non-Compete Agreement will continue. The two year period will begin after you vacate the Director of Special Projects job.

11)	This Agreement will be governed and construed in accordance with the laws of the State of Georgia.

12)	Except as herein modified (or modified by the June 2, 2003 amendment), the terms and provisions of the Employment Agreement and Non-Compete Agreement will remain in full force and effect.

Dated: April 10, 2006

/s/ William E. Brown	/s/ Brooks M. Pennington, III
William E. Brown	Accepted by: Brooks Pennington, III
Chairman	President and CEO
Central Garden & Pet Company	Pennington Seed, Inc.

Attachments:	Modification and Extension of February 27, 1998 Employment Agreement and Non-Compete Agreement dated June 2, 2003

Employment Agreement dated February 27, 1998

Non-Competition Agreement dated February 27, 1998

cc:	Glenn Novotny
John Seegal